Exhibit 99.1

Press Release New York

SOTHEBY'S REPORTS SECOND QUARTER AND
FIRST HALF 2013 FINANCIAL RESULTS

•Generates Net Income of $91.7 Million in the Second Quarter
•Board Declares Third Quarter Dividend of $0.10 Per Share

August 6, 2013, New York - Sotheby's (NYSE: BID) today reported financial results for the second quarter and first half ended June 30, 2013.

Sotheby's reported second quarter total revenues of $304.8 million and first half total revenues of $406.6 million in 2013, which essentially match both periods in the prior year. Auction commission revenues were positively impacted by the buyer's premium rate increase that took effect on March 15th and contributed an additional $19.8 million of second quarter revenue. For the full six months of 2013, the benefit of the new rate structure was offset by contracting sellers' margins, attributable to competitive pressures to win high-value consignments. However, subsequent to the rate change, auction commission margin improved from 15.3% to 15.9% in the second quarter. Total expenses increased 2% in the second quarter and 5% in the first half of 2013, due in part to support Sotheby's multi-year strategic initiatives to invest in those areas which best serve the Company's clients, expand business growth, and enhance shareholder value. These include the significant improvements to Sotheby's digital media offerings and the development of China and other emerging markets. Management expects that these strategic investments will benefit Sotheby's future financial results.

Exhibit 99.1

Sotheby's net income for the three and six months ended June 30, 2013 benefited from a $6.8 million income tax benefit recognized in the second quarter. There was no similar tax benefit recorded in the prior year. For the second quarter of 2013, net income was $91.7 million, or $1.33 per diluted share, a 7% ($6.3 million) improvement from the second quarter of 2012. For the first half, net income was $69.4 million, or $1.00 per diluted share, a 7% ($5.4 million) shortfall from prior year.

“Our business and the market for quality art at the high end continue to be strong,” said Bill Ruprecht, Chairman, President and Chief Executive Officer. “We saw significant sales growth in Impressionist, Modern and Contemporary Art and posted the best results in the market in the vast majority of key sales this Spring. We continue to see fierce competition for high-end consignments and as a result, lower auction commission margins.

“We're very pleased to see impressive participation from emerging market clients as we continue to pursue a number of initiatives, particularly in China and the Middle East, as well as in our digital space, that we believe will better serve our clients and enhance the long-term value of the franchise,” Ruprecht continued.

“Sotheby's has become so much more than an auction house. Today, we are a pioneering global art business that offers our clients expertise and opportunities to transact through multiple channels year-round - an enhanced digital platform that serves clients at any time, any place and on any device, our global S|2 Contemporary galleries, retail wine and diamonds, unique Financial Services offerings, and real estate and educational opportunities through our partners,” he added. “Underpinning that transformation are the prudent financial management steps and strategic investments we have been making to provide unrivalled service to our clients and enhance shareholder value, both near and longer-term.”

Exhibit 99.1

The Company announced earlier today that its Board declared a third quarter dividend of $0.10 per share. Other key recent financial and operational initiatives include:

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Sotheby's retired its 2013 Convertible Notes ($182 million) in June and, taking advantage of historically low interest rates, lowered the cost of Company debt with a $300 million, 5.25% Senior Notes issuance, last September. As a result, Sotheby's will now realize an annual interest expense savings of nearly $5 million. Going forward, a strong balance sheet will afford the Company the flexibility to invest in growth initiatives for the future.

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Sotheby's extended the maturity of its credit facility and amended the facility to increase borrowing capacity from $200 million to $300 million last December. The facility is currently undrawn. The credit facility was further amended in June 2013 to allow for an increase to $300 million of net outstanding guarantee exposure. This will provide enhanced flexibility to negotiate major deal opportunities and may provide Sotheby's with an opportunity to improve margins and profitability by taking prudent balance sheet risk. The Company will also continue to use irrevocable bids to reduce the risk associated with auction guarantees.

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Sotheby's Financial Services is both a unique specialty service to clients and an increasingly valuable pipeline for profitable auction consignments. The Financial Services loan portfolio has increased by almost 30% over the last twelve months to a total of $430 million at June 30th. As this business has grown, the Company has assessed the possibility of alternative financing structures, but has concluded that Sotheby's would be sacrificing agility to respond to opportunities as well as profit margins under the alternatives reviewed to-date.

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Sotheby's continues to explore options for its New York headquarters. This Spring, real estate professionals were engaged to assist in assessing the value of the premises and evaluating available alternatives within New York City. While Sotheby's has no current plans to relocate its York Avenue operations, this is an ongoing, complex process. Management is currently considering a variety of options. Any transaction has to deliver substantial post-mortgage value, while any sale must afford Sotheby's funds for attractive purpose-built new space, which meets the Company's unique facility requirements. Any future action relative to Sotheby's premises will be taken only after fully assessing all financial and tax costs as well as operational challenges and concluding that the incremental value created for shareholders will be meaningful and lasting. Similarly, Sotheby's is planning to assess the value of its London New Bond Street premises in the future, using a similar approach.

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Private sales and private selling exhibitions are an increasingly important part of Sotheby's business as the Company leverages experts' expertise and experience with a low level of associated expenses. Sotheby's is opening a Contemporary private sales gallery - S|2 - in London this autumn, joining S|2 galleries in Hong Kong and New York.

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Sotheby's continues to invest in China and other emerging markets and expects those investments to greatly benefit future results as interest from new markets continues to grow. Two statistics offer context for these investments: 22% of the first-time buyers in Sotheby's worldwide 2013 Spring sales were from Asia. Further, just five years ago, 21% of Sotheby's

Exhibit 99.1

sold lots were purchased by buyers from 'new markets'; today that figure is 39% - nearly double.

•
Sotheby's has launched innovations on its web platform, allowing clients to transact at any time, from anywhere, on any device. A refreshed web presence with responsive design better reflects the Sotheby's of today - an innovative global art business encompassing auction, but also a great deal more - and with better reach to clients. More than 30% of all clients participating in Sotheby's global salesrooms in 2013 registered for paddles on the website.

Second and Third Quarter Sales
Sotheby's London June Impressionist and Modern Art sales brought impressive results - a series total of $199.3 million, towards the high end of the pre-sale estimate and a 42% increase on the prior year, and the top price of the London summer season for Claude Monet's 1908 view of Venice, Le Palais Contarini for $30.8 million. Exceptional estate collections drew participants in record numbers.

The following week, also in London, we held our sales of Contemporary Art which brought a total of $147.6 million, well within the pre-sale estimate. Leading the sale were two works by Francis Bacon - his 1966 triptych portrait Three Studies of Isabel Rawsthorne sold for $17.4 million and his Head III, the first work the artist ever sold, brought $16.1 million. Fifty-four years ago, just across the road from Sotheby's at the Hanover Gallery on St. George Street, the same work fetched £150 at Bacon's first ever commercial show.

In addition, Sotheby's London Old Master and British Paintings sales last month realized a total of $60.1 million. The highlight of the Old Master Paintings evening auction was the historic sale of El Greco's Saint Dominic in Prayer for $13.9 million, almost double the high end of the pre-sale estimate and a new record for a Spanish Old Master work at auction. Eight auction records were set at the evening sale.

Exhibit 99.1

Upcoming Sales
From September 12th to 14th, Sotheby's Hong Kong will be home to an S|2 selling exhibition of Andy Warhol's works, From Warhol, With Love, primarily devoted to the artist's works on paper that act as a window into the mind of the Pop genius. This will be followed from October 25th to November 2nd by Eternal Spring - An Exhibition of Contemporary Ceramics by Caroline Cheng, a renowned Jingdezhen-based artist noted for her Prosperity series comprising robes made up of tiny porcelain butterflies.

From October 4th to 8th, Sotheby's Hong Kong will hold its Autumn Sale series which will also mark the culmination of the celebration of Sotheby's 40th anniversary in Asia. Leading the Autumn Sale series is the specially curated Sotheby's Hong Kong 40th Anniversary Evening Sale scheduled to take place on October 5th, which will bring together rare and fresh-to-the-market works from important collections encompassing 20th Century Chinese Art, Contemporary Asian Art and Modern and Contemporary Southeast Asian Art, including works by Zao Wouki, Sanyu, Zeng Fanzhi, Yoshitomo Nara, Walter Spies and Chen Wen Hsi.

Sotheby's November sales of Contemporary Art in New York will include property from the highly esteemed Dia Art Foundation which is being sold to establish an endowment for acquisitions. Works by Cy Twombly, John Chamberlain, and Barnett Newman will be offered in both the Evening and Day auctions and together, the group of nearly 30 works is estimated to bring in excess of $20 million. Beginning in September, highlights will be shown in Chicago, Los Angeles, Doha, London and Zurich before the pre-sale exhibition opens in New York on November 9th.

On November 21st, RM Auctions in association with Sotheby's will hold the first automobile auction in Manhattan for over 10 years. Around 30 cars will be on view in our 10th floor galleries - the first time that cars have been exhibited in that space. Leading early highlights for the sale is the stunning

Exhibit 99.1

1956 Aston Martin DB 2/4 MkII 'Supersonic'. A truly unique creation, the car was first owned by newlywed New Yorkers Gail Whitney Vanderbilt and her husband, the record-setting water skier Richard C. Cowell. This will be one of the most significant car auctions ever staged with an overall pre-sale estimate in excess of $50 million.

For more than three centuries, Chatsworth House in Derbyshire has been home to the Dukes of Devonshire, whose legendary collection of paintings and decorative arts is one of the world's greatest. This Autumn, in Chatsworth's galleries, Sotheby's will host Modern Makers, a selling exhibition of Contemporary applied art brought together by curator Sarah Griffin. Taking Chatsworth and the Devonshire Collection as a source of inspiration, some 16 leading international artists have created an outstanding selection of works including furniture, textiles, ceramics and metalwork, which create a unique dialogue with their historic surroundings. Highlights will include a spectacular ash bed by Joseph Walsh, Ptolemy Mann's exquisite textile installation and a dramatic steel chandelier by Junko Mori.

Note: Estimates do not include buyer's premium. Sale totals for auctions discussed in this release include buyer's premium.

All Sotheby's Press Releases and SEC filings are available on our web site at www.sothebys.com. An outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.
Sotheby's will host a conference call at 4:45 PM EDT on August 6, 2013, to discuss its second quarter and first half 2013 financial results. Please dial 888-371-8897 and for callers outside the United States, Puerto Rico and Canada, please dial 1-970-315-0479, approximately 15 minutes before the scheduled start of the call. The call reservation number is 25030113.
The conference call will also be accessible via webcast on the Investor Relations section of the Sotheby's web site at http://investor.shareholder.com/bid/events.cfm.

Contacts:
Press Department | 212 606 7176 | Andrew Gully | Andrew.Gully@Sothebys.com
Press Department |+44 (0)20 7293 5168 | Matthew Weigman|Matthew.Weigman@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

About Sotheby's
Sotheby's has been uniting collectors with world-class works of art since 1744. Sotheby's became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby's presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby's BIDnow program allows

Exhibit 99.1

visitors to view all auctions live online and place bids from anywhere in the world. Sotheby's offers collectors the resources of Sotheby's Financial Services, the world's only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Contemporary Art department, and two retail businesses, Sotheby's Diamonds and Sotheby's Wine. Sotheby's has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Financial Table Follows

Appendix A

SOTHEBY’S
CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Revenues:
Auction and related revenues	$294,943	$290,151	$389,118	$387,561
Finance revenues	5,561	4,580	10,494	8,155
Dealer revenues	2,122	7,394	3,205	10,072
License fee revenues	2,090	1,592	3,276	2,493
Other revenues	152	232	520	627
Total revenues	304,868	303,949	406,613	408,908
Expenses:
Direct costs of services	31,260	27,308	39,709	34,699
Dealer cost of sales	3,998	6,559	4,698	9,071
Marketing expenses	5,859	4,611	10,546	9,008
Salaries and related costs	81,265	84,876	141,960	141,102
General and administrative expenses	44,371	39,863	88,382	78,773
Depreciation and amortization expense	4,801	4,334	9,317	8,554
Restructuring charges, net	—	13	—	22
Total expenses	171,554	167,564	294,612	281,229
Operating income	133,314	136,385	112,001	127,679
Interest income	1,441	213	1,827	822
Interest expense	(12,137)	(10,184)	(24,652)	(20,292)
Other (loss) income	(168)	(947)	1,531	795
Income before taxes	122,450	125,467	90,707	109,004
Equity in (losses) earnings of investees, net of taxes	(14)	(44)	(12)	177
Income tax expense	30,707	39,993	21,311	34,415
Net income	$91,729	$85,430	$69,384	$74,766
Basic earnings per share - Sotheby’s common shareholders	$1.34	$1.26	$1.02	$1.10
Diluted earnings per share - Sotheby’s common shareholders	$1.33	$1.24	$1.00	$1.09
Weighted average basic shares outstanding	68,306	67,753	68,129	67,605
Weighted average diluted shares outstanding	68,889	68,416	68,990	68,526
Cash dividends paid per common share	$—	$0.08	$—	$0.16